Exhibit 99.1

MULTI-COLOR INVESTS IN CHINESE OPERATION

Cincinnati, Ohio, October 4, 2010 - Multi-Color Corporation (MCC) plans to invest in establishing label operations in China. Having received Chinese Government approvals, MCC will be located in the major southern city of Guangzhou, near many national and international consumer products brand owners.

MCC is bringing modern label technology and know-how to support the rapidly growing consumer demand for high quality packaged products in China. The new business will be run by MCC’s Asia Pacific President of Consumer Products, Brenton Barrett. He will lead a largely local team with specific expatriate support.

“We look forward to being able to support our existing international customers and new customers in the Chinese market,” said President and CEO, Nigel Vinecombe. He added, “This investment underlines our commitment to the Home & Personal Care and Food & Beverage market segments and to Developing markets. We expect to be operational in the first quarter of calendar 2011.”

About MCC

MCC is one of the world’s largest label printers, specializing in the home & personal care, food & beverage and wine & spirit markets. Annual revenues are over USD 300 million with operations on four continents. MCC (NASDAQ: LABL) is the only global U.S. publicly listed label company and specializes in the highly fragmented multi-billion dollar label industry.

Safe Harbor Statement

The Company believes certain statements contained in this report that are not historical facts constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and are intended to be covered by the safe harbors created by that Act. Reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to differ materially from those expressed or implied. Any forward-looking statement speaks only as of the date made. The Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which they are made.

Statements concerning expected financial performance, on-going business strategies, and possible future actions which the Company intends to pursue in order to achieve strategic objectives constitute forward-looking information. Implementation of these strategies and the achievement of such financial performance are each subject to numerous conditions, uncertainties and risk factors. Factors which could cause actual performance by the Company to differ materially from these forward-looking statements include, without limitation, factors discussed in conjunction with a forward-looking statement; changes in general economic and business conditions; the ability to consummate and successfully integrate acquisitions; ability to manage foreign operations; the success and financial condition of the Company’s significant customers; competition; acceptance of new product offerings; changes in business strategy or plans; quality of management; the Company’s ability to maintain an effective system of internal control; availability, terms and development of capital; cost and price changes; raw material cost pressures; availability of raw materials; ability to pass raw material cost increases to its customers; business abilities and judgment of personnel; changes in, or the failure to comply with, government regulations, legal proceedings and developments; risk associated with significant leverage; increases in general interest rate levels affecting the Company’s interest costs; and terrorism and political unrest. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please contact:

Nigel Vinecombe

President & CEO

Multi-Color Corporation

4053 Clough Woods Drive

Batavia, Ohio 45103

+1 (513) 345-1158